Exhibit 10.27

THE LUBRIZOL CORPORATION

EXCESS DEFINED BENEFIT PLAN

(As Amended)

The Lubrizol Corporation hereby establishes, effective as of January 1, 1986, The Lubrizol Corporation Excess Defined Benefit Plan (the “Plan”) for the purpose of providing supplemental benefits to certain employees, as permitted by Section 3(36) of the Employee Retirement Income Security Act of l974.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For the purposes hereof, the following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

(a) Code. the term “Code” shall mean the Internal Revenue Code as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(b) Company. The term “Company” shall mean The Lubrizol Corporation, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of The Lubrizol Corporation with any other corporation or corporations, and any subsidiaries of The Lubrizol Corporation which adopt the Plan.

(c) Lubrizol Pension Plan. The term “Lubrizol Pension Plan” shall mean The Lubrizol Corporation Revised Pension Plan as the same shall be in effect on the date of a Participant’s retirement, death, or other termination of employment.

(d) Participant. Effective June 22, 1992, the term “Participant” shall mean any person employed by the Company who is listed on Appendix A attached hereto, or who is designated by the Board of Directors as an officer for the purposes of Section 16 of the Securities Exchange Act of 1934, or whose benefits under the Lubrizol Pension Plan are limited by the application of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

(e) Plan. The term “Plan” shall mean the excess defined benefit pension plan as set forth herein, together with all amendments hereto, which Plan shall be called “The Lubrizol Corporation Excess Defined Benefit Plan.”

(f) Trust. The term “Trust” shall mean The Lubrizol Corporation Excess Defined Benefit Plan Trust established pursuant to the Trust Agreement.

(g) Trust Agreement. The term “Trust Agreement” shall mean The Lubrizol Corporation Excess Defined Benefit Plan Trust Agreement.

1.2. Additional Definitions. All other words and phrases used herein shall have the meanings given them in the Lubrizol Pension Plan, unless a different meaning is clearly required by the context.

ARTICLE II

SUPPLEMENTAL PENSION BENEFIT

2.1 Eligibility. Effective January 1, 1997, A Participant who retires, dies, or otherwise terminates his employment with the Company and its subsidiaries and

(a) whose benefits under the Lubrizol Pension Plan are limited by the provisions of Section 401(a)(17) or 415 of the Code,

(b) who either was a Participant on January 1, 1989 or had attained age 55 on January 1, 1989, and thereafter became a Participant, and whose benefits under the Lubrizol Pension Plan are curtailed due to the revision of the pension benefit formula, effective as of January 1, 1989, to comply with the requirements of the Tax Reform Act of 1986, as amended,

(c) who participated in The Lubrizol Corporation Deferred Compensation Plan for Officers (which was adopted effective July 25, 1994), or

(d) who participated in The Lubrizol Corporation Executive Council Deferred Compensation Plan (which was adopted effective January 1, 1997)

shall be eligible for a supplemental pension benefit determined in accordance with the provisions of Section 2.2.

2.2 Amount. Effective January 1, 1997, subject to the provisions of Article III, the monthly supplemental pension benefit payable to an eligible Participant shall be an amount which when added to the monthly pension payable to such Participant under the Lubrizol Pension Plan (prior to any reduction applicable to an optional method of payment) equals the monthly pension benefit which would have been payable under the Lubrizol Pension Plan (prior to any reduction applicable to an optional method of payment and adjusted for any amount payable under The Lubrizol Corporation Excess Defined Contribution Plan which is attributable to The Lubrizol Corporation Employees’ Profit-Sharing Plan and which would have affected the benefit that the Participant would have received under the Lubrizol Pension Plan had it been payable from The Lubrizol Corporation Employees’ Profit-Sharing Plan) if the limitations of Section 401(a)(17) and 415 of the Code were not in effect and, (if he is a Participant described in Section 2.1(ii)), his benefits had not been curtailed due to the revision of the Lubrizol Pension Plan effective as of January 1989, to comply with the provisions of the Tax Reform Act of 1986, as amended, and, (if he is a Participant described in Section 2.1(iii)), if he did not participate in The Lubrizol Corporation Deferred Compensation Plan for Officers (which was adopted effective July 25, 1994) or in The Lubrizol Corporation Executive Council Deferred Compensation Plan (which was adopted effective January 1, 1997).

2.3 Payment. The terms of payment of the supplemental pension benefit shall be identical to those specified in the Lubrizol Pension Plan for the type of benefit the Participant receives under the Lubrizol Pension Plan.

2.4 Vesting. Each Participant as of December 31, 1993, shall be 100 percent vested in his supplemental pension benefit determined in accordance with the provisions of Section 2.2. Each new Participant after December 31, 1993, shall be vested in his supplemental pension benefit under this Plan as determined in accordance with the vesting provisions of the Lubrizol Pension Plan.

ARTICLE III

PAYMENT OF BENEFITS

3.1 Payment to Participant. (Effective November 27, 1995)

(a) Each Participant who terminates employment with the Company and its related corporations shall receive payment of his supplemental pension benefit under the Plan determined as of his date of termination of employment in the standard form of benefit of a monthly retirement benefit commencing within 30 days following employment termination and payable to such Participant for his lifetime following such employment termination, with the continuance to his Beneficiary of such amount after his death for the remainder, if any, of the 120-month term that commenced with the date as of which the first payment of such monthly benefit is made, and with any such monthly benefits remaining unpaid upon the death of the survivor of the Participant and his Beneficiary to be made to the estate of such survivor.

(b) Participants may instead elect within a 60 day period commencing 90 days prior to employment termination to receive the actuarial equivalent of the standard form of benefit determined under paragraph (a), on the date of employment termination, in accordance with any one of the following options:

(i) for Participants hired prior to February 1, 1984, a single lump-sum payment payable within 30 days following employment termination;

(ii) effective October 1, 2000, for Participants hired prior to February 1, 1984, a single lump-sum payment payable within 30 days following the end of the calendar year in which the Participant’s employment terminated. Interest on the lump-sum deferral shall accrue and be paid with the lump-sum; such interest to be computed at the applicable interest rate, as defined in Section 417(e)(3)(A)(ii)(II) of the Code, in effect on the date of the employment termination.

(iii) a reduced monthly retirement benefit commencing within 30 days following employment termination and payable to such Participant for his lifetime following such employment termination, with the continuance of a monthly benefit equal to fifty percent (50%) of such reduced amount after his death to the Participant’s Beneficiary during the lifetime of the Beneficiary, provided that such Beneficiary is living at the time of such Participant’s employment termination and survives such Participant;

(iv) a reduced monthly retirement benefit commencing within 30 days following employment termination and payable to such Participant during his lifetime following his termination, with the continuance of a monthly benefit equal to one hundred percent (100%) of such reduced amount after his death to the Participant’s Beneficiary during the lifetime of the Beneficiary, provided such Beneficiary is living at the time of such Participant’s termination and survives such Participant.

Such optional forms of payment described above shall be calculated using the same actuarial factors and interest rates used under The Lubrizol Corporation Pension Plan (or its successor) as in effect on the date of employment termination; provided, however, that for any person who was a Participant as of December 31, 1993, who elects to have his supplemental pension benefit paid in a single lump-sum payment, the interest rate used to discount the portion of the Participant’s supplemental pension benefit which represents his accrued benefit as of December 31, 1993, shall be the arithmetic average of the 7-day compound yield rates for the six full calendar months prior to the month of termination as published in Donoghue’s Tax-Free MONEY FUND AVERAGE which is reported weekly in Barron’s; provided further that such rate with respect to any month shall be the rate reported in the first issue of Barron’s published during such month.

Notwithstanding the foregoing provisions of the Plan to the contrary, if the present actuarial value of any retirement benefit or survivor benefit under the Plan to any person, determined as described above, is less than $25,000, such benefit shall be paid in a single lump-sum payment to such person within 30 days following employment termination.

3.2 Payment in the Event of Death Prior to Commencement of Distribution. If a Participant dies prior to commencement of benefits under the Plan, his surviving spouse, if any, shall be eligible for a survivor benefit which is equal to one-half of the reduced monthly benefit the Participant would have received under the Plan if the Participant had retired on the day before his death and had elected to receive his benefit under the Lubrizol Pension Plan in a 50 percent joint and survivor annuity form. In making the determinations and reductions required in this Section 3.2, the Company shall apply the assumptions then in use under the Lubrizol Pension Plan. For purposes hereof, a surviving spouse shall only be eligible for a benefit under this Section 3.2, if such spouse had been married to the deceased Participant for at least one year as of the date of the Participant’s death.

3.3 Special Form of Benefit for E. Victor Luoma. Notwithstanding the first sentence of Section 3.1, E. Victor Luoma may elect prior to his retirement or other termination of employment to receive payment of his supplemental pension benefit under the Plan in the form of a single sum amount, determined and payable in accordance with the second and third sentences of Section 3.1.

3.4 Lump Sum Form of Benefit for Roger Y. K. Hsu. Effective January 1, 1996, notwithstanding the provisions of Section 3.1(b), Roger Y. K. Hsu shall receive payment of his supplemental pension benefit under the Plan in the form of a single sum amount.

ARTICLE IV

ADMINISTRATION (Effective 9/23/02)

4.1 Authority of the Company. The Company shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making, or causing the Trust to make, any required supplemental benefit payments. The Company shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount of any supplemental pension benefit and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and

to take such further action as the Company shall deem advisable in the administration of the Plan. The Company may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Company hereunder shall be final and binding upon all interested parties.

4.2 Claims Review Procedure. The Company shall notify the person who files a claim for benefits (hereinafter referred to as the “Claimant”) of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after the receipt of the claim by the Plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that special circumstances require an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. Whenever the Company decides for whatever reason to deny, whether in whole or in part, a claim for benefits filed by any Claimant, the Company shall transmit to the Claimant a written notice of the Company’s decision, which shall be written in a manner calculated to be understood by the Claimant and contain a statement of the specific reasons for the denial of the claim, reference to the specific Plan provisions on which the determination was based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, a description of the Plan’s review procedures and the time limits applicable to such procedures, include a statement of the Claimant’s right to bring civil action under Section 502(a) ERISA following an adverse benefit determination on review. Within 60 days of the date on which the Claimant receives such notice, he or his authorized representative may request that the claim denial be reviewed by filing with the Company a written request therefor, which request shall contain the following information:

(a) the date on which the Claimant’s request was filed with the Company; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Company shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);

(b) the specific portions of the denial of his claim which the Claimant requests the Company to review;

(c) a statement by the Claimant setting forth the basis upon which he believes the Company should reverse the Company’s previous denial of his claim for benefits and accept his claim as made; and

(d) any written comments, documents, records and other information which the Claimant desires the Company to examine in its consideration of his position as stated pursuant to paragraph (c).

Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The review of the claim will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Within no later than 60 days of the date determined pursuant to paragraph (a) of this Section 4.2, the Company shall notify Claimant of the Plan’s benefit determination, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Company shall provide the Claimant with a written notification of the Plan’s benefit determination on review, written in a manner calculated to be understood by the Claimant, including the reasons and Plan provisions upon which its decision was based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE V

AMENDMENT AND TERMINATION

(a) Company reserves the right to amend or terminate the Plan in whole or in part at any time and to suspend operation of the Plan, in whole or in part, at any time, by resolution or written action of its Board of Directors or by action of a committee to which such authority has been delegated by the Board of Directors; provided, however, that no amendment shall result in the forfeiture or reduction of the interest of any Participant or person claiming under or through any one or more of them pursuant to the Plan. Any amendment of the Plan shall be in writing and signed by authorized individuals.

(b) Effective December 31, 2004, this Plan is terminated with respect to further accruals of benefits. Benefits which have accrued hereunder as of December 31, 2004 shall continue to be administered under the terms and provisions of this Plan.

ARTICLE VI

MISCELLANEOUS

6.1 Non-Alienation of Retirement Rights or Benefits. No Participant shall encumber or dispose of his right to receive any payments hereunder, which payments or the right thereto are expressly declared to be non-assignable and non-transferable. If a Participant attempts to assign, transfer, alienate or encumber his right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment. execution, or levy of any kind, then thereafter during the life of such Participant, and also during any period in which any Participant is incapable in the judgment of the Company of attending to his financial affairs, any payments which the Company is required to make hereunder may be made, in the discretion of the Company, directly to such Participant or to any other person for his use or benefit or that of his dependents, if any, including any person furnishing goods or services to or for his use or benefit or the use or benefit of his dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to the Company with respect thereto, and the Company shall have no responsibility for the proper allocation thereof.

6.2 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

6.3 Trust. In order to provide a source of payment for its obligations under the Plan, the Company has established the Trust, the terms of which are governed by the Trust Agreement.

6.4 Interest of a Participant. Subject to the provisions of the Trust Agreement, the obligation of the Company under the Plan to provide a Participant with a supplemental pension benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.

6.5 Controlling Status. No Participant shall be eligible for a benefit under the Plan unless such Participant is a Participant on the date of his retirement, death, or other termination of employment.

6.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the plan or are hereafter created in accordance with the terms and provisions of the Plan.

6.7 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

6.8 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

APPENDIX A

TO

THE LUBRIZOL CORPORATION

EXCESS DEFINED BENEFIT PLAN

Participants(1)	Effective Date
1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 13. 14. 15. 16. 17. 18.

W. G. Bares

G. R. Hill

J. R. Ahern

J. W. Bauer

S. F. Kirk

Y. Le Couedic

J. E. Hodge

M. W. Meister

S. A. Di Biase

G. P. Lieb

L. M. Reynolds

C. P. Cooley

D. W. Bogus

J. L. Hambrick

G. R. Lewis

R. S. Potter

J. Wanstreet

December 31, 1986

December 31, 1986

April 1, 1990

April 27, 1992

April 26, 1993

April 26, 1993

April 26, 1993

April 26, 1993

April 26, 1993

April 25, 1994

April 24, 1995

April 1, 1998

April 1, 2000

May 1, 2000

April 23, 2001

September 4, 2001

April 22, 2002

Former Participants(2)
1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14. 15. 16. 17. 18.

P. L. Krug (R)

W. T. Beargie (R)

W. D. Manning (R)

R. W. Scher (R)

J. P. Arzul (D)

J. R. Cooper (R)

J. I. Rue (R)

R. J. Senz (T)

E. V. Luoma (R)

R. Y. K. Hsu (R)

L. E. Coleman (D)

J. G. Bulger (R)

D. A. Muskat (R)

W. R. Jones (R)

R. A. Andreas (R)

J. A. Thomas (R)

K. H. Hopping (R)

R. D. Robins (R)

(1)	This listing of Participants is limited to those Participants who are also officers for purposes of Section 16 of the Securities Exchange Act of 1934.
(2)	R = Retired, D = Deceased, T = Terminated.